As filed with the Securities and Exchange Commission on October 25, 2024

File No. 333-277227

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mega Matrix Inc. (As successor in interest to Mega Matrix Corp.)
(Exact name of registrant as specified in its charter)

Caymen Islands	Not Applicable
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification Number)

103 Tampines Street 86 #03-06 The Alps Residences Singapore	528576
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and Address of Agent for Service)

212-947-7200

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

John P. Yung, Esq.

Daniel B. Eng, Esq.

Lewis Brisbois Bisgaard & Smith LLP
45 Fremont Street, Suite 3000
San Francisco, CA 94105
(415) 362-2580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

The post-effective amendment (“Post-Effective Amendment”) is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Mega Matrix Inc., an exempted company incorporated under the laws of the Cayman Islands (“Company” or “MPU Cayman”), as the successor to Mega Matrix Corp., a Delaware corporation (“MPU DE”). On October 8, 2024, MPU Cayman, MPU DE, and MPU Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MPU Cayman (“MPU Merger Sub”) effected a redomicile merger (the “Redomicile Merger”). As a result, MPU Merger Sub merged with and into MPU DE, with MPU DE surviving as a wholly-owned subsidiary of MPU Cayman, pursuant to the Third Amended and Restated Agreement and Plan of Merger, dated May 31, 2024 (the “Merger Agreement”), which Merger Agreement was approved by MPU DE stockholders on September 25, 2024. As a result of the Redomicile Merger, each share of MPU DE’s common stock issued and outstanding prior to October 8, 2024 has been converted into the right to receive one class A ordinary share, par value of $0.001 (“Class A Shares”), of MPU Cayman. In addition, MPU Cayman has assumed all of MPU DE’s rights and obligations under MPU DE’s stock-based benefit and compensation plans and programs as part of the Merger Agreement. All rights to purchase or receive, or receive payment based on, each share of MPU DE’s common stock arising under MPU DE’s equity compensation plans entitles the holder to purchase or receive, or receive payment based on, as applicable, one Class A Share of MPU Cayman.

This Post-Effective Amendment pertains to the adoption by the Company of the registration statement on Form S-8 (File No. 333-277227) filed by MPU DE with the Commission on February 21, 2024 (the “Registration Statement”). The Company hereby expressly adopts the Registration Statement as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of the original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference into this registration statement the following documents and information previously filed by the Company or MPU DE with the Commission:

(a)	MPU DE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 18, 2024 (“Form 10-K”).

(b)	MPU DE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the Commission on May 8, 2024 and August 14, 2024, respectively.

(c)	MPU DE’s Current Reports on Form 8-K (excluding Item 7.01) filed with the Commission on May 8, 2024, May 9, 2024, May 14, 2024, May 22, 2024, June 3, 2024, August 5, 2024, August 14, 2024, August 16, 2024, September 3, 2024, September 10, 2024, September 19, 2024, and September 26, 2024.

(d)	The description of the Class A Shares included in the section titled “DESCRIPTION OF SHARE CAPITAL OF MPU CAYMAN”, beginning on page 74 of the proxy statement/prospectus in the registration statement originally filed by the Company with the Commission on April 20, 2023 (File No. 333-271349), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statement, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

MPU Cayman’s articles of association provide that to the extent permitted by law, the Company shall indemnify its existing or former directors and officers and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages and liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty , in or about the conduct of MPU Cayman’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal, administrative of investigative proceedings concerning MPU Cayman or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

Indemnification Agreements

MPU Cayman expects to enter into indemnification agreements with those directors, executive officers and other officers and employees (including those of its subsidiaries) who had indemnification agreements with MPU DE immediately before the Redomicile Merger. The MPU Cayman indemnification agreements will be substantially similar to the MPU DE’s existing indemnification agreements and will generally require that MPU Cayman indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s current or past association with MPU Cayman, any subsidiary of MPU Cayman or another entity where he or she is or was serving at MPU Cayman’s request as a director or officer or in a similar capacity that involves services with respect to any employee benefit plan.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Second Amended and Restated Memorandum and Articles of Association of the Company (Incorporated herein by reference to Annex B to the proxy statement/prospectus filed by the Company with the Commission on August 16, 2024).
4.2	Mega Matrix Inc. Amended and Restated 2021 Equity Incentive Plan (Incorporated herein by reference to Appendix A to the MPU DE’s Proxy Statement on Schedule 14A filed with the SEC on November 3, 2023).
5.1*	Opinion of Ogier.
23.1*	Consent of Audit Alliance LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Ogier (included in Exhibit 5.1).
24.1*	Powers of Attorney (included in signature page hereto).
107	Filing Fee Table (Incorporated herein by reference to exhibit 107 to the Form S-8 filed by the MPU DE with the Commission on February 21, 2024).

*	Filed herewith

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong S.A.R, on October 25, 2024.

Mega Matrix Inc., a Cayman Islands exempted company

By:	/s/ Yucheng Hu
Name:	Yucheng Hu
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURE

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yucheng Hu and Carol Wang, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Yucheng Hu	Chief Executive Officer, President and Director	October 25, 2024
Yucheng Hu	(Principal Executive Officer)

/s/ Qin (Carol) Wang	Chief Financial Officer	October 25, 2024
Qin (Carol) Wang	(Principal Financial and Accounting Officer)

/s/ Jianan Jiang	Director	October 25, 2024
Jianan Jiang

/s/ Qin Yao	Director	October 25, 2024
Qin Yao

/s/ Siyuan Zhu	Director	October 25, 2024
Siyuan Zhu

/s/ Junyi Dai	Director	October 25, 2024
Junyi Dai

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mega Matrix Inc. has signed this registration statement in the City of New York, State of New York, United States, on the th day of October 25, 2024.

Authorized U.S. Representative

Cogency Global Inc.

/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President, on behalf of Cogency Global Inc.